Exhibit 10.62

DIEBOLD NIXDORF, INCORPORATED
2020 ANNUAL INCENTIVE PLAN
1.Purpose. The purpose of the Diebold Nixdorf, Incorporated 2020 Annual Incentive Plan (the “Plan”) is to attract and retain key executives for Diebold Nixdorf, Incorporated, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives for superior performance.

2.Definitions. As used in this Plan,

“Board” means the Board of Directors of the Corporation.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan.
“Eligible Executive” means any executive officer or other employee of the Corporation or its Subsidiaries designated by the Committee.
“Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.
“Management Objectives” means the achievement of a performance objective or objectives for a Performance Period established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in one or more of the following (and the Committee may, for a Performance Period, amend or adjust the applicable Management Objective(s) or other terms and conditions relating thereto in recognition of (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual, nonrecurring or extraordinary items identified in the Corporation’s audited financial statements, including footnotes; (7) capital charges; (8) costs and expenses; or (9) similar non-GAAP adjustments):

(i)	Sales, including (i) net sales, (ii) unit sales volume, and (iii) aggregate product price;

(ii)	Share price, including (i) market price per share, and (ii) share price appreciation;

(iii)
Earnings, including (i) earnings per share, reflecting dilution of shares, (ii) gross or pre-tax profits, (iii) post-tax profits, (iv) operating profit, (v) contribution profit, (vi) earnings net of or including dividends, (vii) earnings net of or including the after-tax cost of capital, (viii) earnings before (or after) interest and taxes (“EBIT”), (ix) earnings per share from continuing operations, diluted or basic, (x) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”), (xi) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items, (xii) operating earnings, (xiii) growth in earnings or growth in earnings per share, (xiv) total earnings;

(iv)
Return on equity, including (i) return on equity, (ii) return on invested capital, (iii) return or net return on assets, (iv) return on net assets, (v) return on equity, (vi) return on gross sales, (vii) return on investment, (viii) return on capital, (ix) return on invested capital, (x) return on committed capital, (xi) financial return ratios, (xii) value of assets, and (xiii) change in assets;

(v)	Cash flow(s), including (i) operating cash flow, (ii) net cash flow, (iii) free cash flow, (iv) cash flow on investment, (v) levered free cash flow, and (vi) unlevered free cash flow;

(vi)	Revenue, including (i) gross or net revenue, and (ii) changes in annual revenues;

(vii)	Margins, including (i) adjusted pre-tax margin, and (ii) operating margins;

(viii)	Income, including (i) net income, and (ii) consolidated net income;

(ix)	Economic value added;

(x)
Costs, including (i) operating or administrative expenses, (ii) operating expenses as a percentage of revenue, (iii) general and administrative expenses as a percentage of revenue, (iv) expense or cost levels, (v) reduction of losses, loss ratios or expense ratios, (vi) reduction in fixed costs, (vii) expense reduction levels, (viii) operating cost management, and (ix) cost of capital;

(xi)
Financial ratings, including (i) credit rating, (ii) capital expenditures, (iii) debt, (iv) debt reduction, (v) working capital, (vi) average invested capital, and (vii) attainment of balance sheet or income statement objectives;

(xii)
Market or category share, including (i) market share, (ii) volume, (iii) unit sales volume, and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(xiii)
Shareholder return, including (i) total shareholder return, stockholder return based on growth measures or the attainment of a specified share price for a specified period of time, and (ii) dividends; and

(xiv)
Objective nonfinancial performance criteria measuring either (i) regulatory compliance, (ii) productivity and productivity improvements, (iii) inventory turnover, average inventory turnover or inventory controls, (iv) net asset turnover, (v) customer satisfaction based on specified objective goals or company-sponsored customer surveys, (vi) employee satisfaction based on specified objective goals or company-sponsored employee surveys, (vii) objective employee diversity goals, (viii) employee turnover, (ix) specified objective environmental goals, (x) specified objective social goals, (xi) specified objective goals in corporate ethics and integrity, (xii) specified objective safety goals, (xiii) specified objective business expansion goals or goals relating to acquisitions or divestitures, and (xiv) succession plan development and implementation.

“Performance Period” means the period for which performance is calculated, which shall be the Plan Year unless otherwise specified by the Committee.
“Plan Year” means the Corporation’s fiscal year which begins on January 1 and ends on December 31, with the first Plan Year of the Plan commencing January 1, 2020 and ending December 31, 2020.
“Pro-rated Incentive Bonus” means an amount equal to the Incentive Bonus otherwise payable to an Eligible Executive for a Performance Period in which the Eligible Executive was actively employed by the Corporation or a Subsidiary, multiplied by a fraction, the numerator of which is the number of days the Eligible Executive was actively employed by the Corporation or a Subsidiary during the Performance Period and the denominator of which is the number of days in the Performance Period.
“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.
“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.
“Termination for Cause” means a termination of employment of an Eligible Executive by the Corporation or a Subsidiary due to the Eligible Executive’s (a) willful failure to substantially perform his or her duties with the Corporation (other than any such failure resulting from the Eligible Executive’s disability), after a written demand for substantial performance is delivered to the Eligible Executive that specifically identifies the manner in which the Corporation believes that the Eligible Executive has not substantially performed his or her duties, and the Eligible Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Corporation; (b) willful gross negligence in the performance of the Eligible Executive’s duties; (c) conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Corporation, could adversely affect the business or reputation of the Corporation; (d) willful engagement in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise; (e) willful violation of any provision of the Corporation’s code of conduct; (f) willful violation of any of the covenants contained in Article 4 of the Senior Leadership Severance Plan, if applicable to the Corporation; (g) act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Corporation; (h) engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Corporation; or (i) engaging in any act that justifies termination of employment with immediate effect under the local laws applicable to the Eligible Executive’s employment relationship.

(i)
For purposes of this Plan, there shall be no Termination for Cause pursuant to subsections (a) through (h) above, unless a written notice, containing a detailed description of the grounds constituting cause hereunder, is delivered to the Eligible Executive stating the basis for the termination. Upon receipt of such notice, the Eligible Executive shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.

(ii)
For purposes of this definition, no act or omission by the Eligible Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Eligible Executive’s action or omission was in the best interests of the Corporation. Any act or failure to act based upon: (a) authority given pursuant to a resolution duly adopted by the Board; or (b) advice of counsel for the Corporation, shall be conclusively presumed to be done or omitted to be done by the Eligible Executive in good faith and in the best interests of the Corporation.

(iii)	As used herein, “disability” shall have the meaning set forth in the definition of Disability in the Corporation’s Amended and Restated 2017 Equity and Performance Incentive Plan.
3.Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish

Management Objectives for a Performance Period and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4.Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5.Awards.
(a)Subject to Regulations under Code Section 409A, not later than the ninetieth (90th) day after the beginning of the applicable Performance Period (and upon which date the outcome of the Management Objective(s) applicable to such Incentive Bonus are substantially uncertain), the Committee shall establish the Management Objective(s) for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objective(s). The Committee may further specify in respect of the specified Management Objective(s) a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objective(s).

(b)The Committee retains the discretion to increase and to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

6.Committee Determination. As soon as reasonably practicable after the end of each Performance Period, the Committee shall determine whether the applicable Management Objective(s) has/have been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such Performance Period.

7.Payment of Incentive Bonuses. Incentive Bonuses shall be paid within thirty (30) days after the Committee’s determination pursuant to Section 6, but in no event later than two and a half months from the end of the Performance Period. Notwithstanding the foregoing, the Committee in its discretion may permit an Eligible Executive to defer the payment of an Incentive Bonus; provided that an election to defer payment of all or any part of an Incentive Bonus under the Plan shall be made in accordance with such rules as may be established by the Committee in order to comply with Section 409A of the Code and such other requirements as the Committee shall deem applicable to the deferral.

8.Termination of Employment.

(a)Except as otherwise provided in Section 8(b), if an Eligible Executive’s employment with the Corporation and its Subsidiaries terminates prior to the date of payment of an Incentive Bonus with respect to a Performance Period, all of the Eligible Executive’s rights to an Incentive Bonus for such Performance Period shall be forfeited.
(b)If an Eligible Executive’s employment with the Corporation and its Subsidiaries is terminated by reason of the Eligible Employee’s death or disability (or, in the Committee’s discretion any other termination other than a Termination for Cause, to the extent not established by another applicable agreement) during a Performance Period, the Eligible Executive (or the Eligible Executive’s estate) will be paid a Pro-rated Incentive Bonus. Payment of such Pro-rated Incentive Bonus will be made at the same time and in the manner as Incentive Bonuses are paid to other Eligible Executives pursuant to Section 7 of the Plan.

9.No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

10.Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

11.Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12.Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment shall comply with Section 409A, or an exception thereto, and the Regulations promulgated thereunder. The Committee may also terminate the Plan at any time; provided, however, that no termination shall adversely affect the rights of any Eligible Executive with respect to any Performance Period that commenced prior to such termination.

13.Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of the State of Ohio without regard to conflicts of law.

14.Code Section 409A. It is intended that payments of Incentive Bonuses under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event the Committee permits deferrals pursuant to

Section 7 of the Plan, it is intended that such deferrals of Incentive Bonuses will be deferred and paid in a manner that complies with the requirements of Section 409A of the Code and the Regulations promulgated thereunder.

15.Clawback. All Incentive Bonuses paid under the Plan are subject to any clawback policy of the Corporation as in effect from time to time and, in accordance with such policy, may be subject to the requirement that such Incentive Bonuses be repaid to the Corporation after they have been paid.

16.Unfunded Plan. The Plan is an unfunded compensation plan, and all payments to be made hereunder shall be paid from the general funds of the Corporation.

17.Effective Date. This Plan shall remain effective until the date the Board terminates the Plan.

* * *